Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement of Papa John’s International, Inc. and to the incorporation by reference therein of our reports dated February 21, 2006, with respect to the consolidated financial statements and financial statement schedule of Papa John’s International, Inc., included in its Annual Report (Form 10-K) for the year ended December 25, 2005, Papa John’s International, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Papa John’s International, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
November 1, 2006